Exhibit 99.1
First Niagara Among the First Banks to Return
TARP Proceeds to the U.S. Treasury
— “Stress Tests” confirm that First Niagara capital level would remain strong under extreme economic conditions—
LOCKPORT, N.Y., May 28, 2009 — First Niagara Financial Group, Inc. (NASDAQ: FNFG) is one of the first financial institutions to redeem its non-voting senior preferred stock that was sold to the Department of Treasury under its Capital Purchase Program (CPP).
First Niagara management also reaffirmed its belief that the company is well positioned to withstand extreme and unprecedented economic conditions, based on even more severe economic assumptions than those used by the Federal Reserve Board in last month’s Supervisory Capital Assessment Program (SCAP) “stress tests” of the nation’s largest banks.
First Niagara has redeemed all $184 million received from the preferred stock purchased by the U.S. Treasury Department under the Troubled Asset Relief Program (TARP). As a result of the redemption, First Niagara will record an accelerated discount accretion of $7.7 million related to the difference between the amount at which the preferred stock sale was initially recorded and its redemption price. This accelerated accretion, together with the final preferred stock dividend, will reduce the Company’s second quarter diluted earnings per share by $0.07. The Company also intends to negotiate with the Treasury for the repurchase of the warrant for 953 thousand common shares issued under the program. The repurchase of this warrant is not expected to have an impact on earnings per share. The number of shares available to the Treasury under the warrant was reduced by one-half due to First Niagara’s successful April follow-on stock offering.
During their seven-month investment in First Niagara, the government earned more than $4.8 million in preferred stock dividends, exclusive of any value it may realize related to the repurchase of the warrant by First Niagara.

“Our first quarter loan production increased by 8% over the same period a year ago as we continued to leverage the federal capital to make commercial and consumer credit readily available in the communities where we do business,” President and CEO John R. Koelmel said. “When market conditions improved, we replaced the government’s investment with private investors’ capital, following the blueprint laid out by the Treasury when they created the Capital Purchase Program.”
First Niagara was one of the first publicly traded financial institutions to launch a follow-on stock offering in 2009, raising $380.4 million in April from private investors, or twice the amount required to repay the federal government. This followed the company’s successful $115 million follow-on stock offering in October 2008, leaving the Company in a stronger capital position than that which existed prior to the government investment in November.
First Niagara’s abundant capital position not only allows it to capitalize on growth opportunities, such as its previously announced acquisition of 57 Western Pennsylvania branches and $4.2 billion in deposits from National City Bank, but to also withstand the effects of this unprecedented downturn in the economy.
First Niagara’s strength was also confirmed by the results of its own internal stress test using assumptions more severe than the scenario provided in the Federal Reserve’s recent SCAP review of the 19 largest U.S. bank holding companies. Even under these extreme economic conditions, with loan losses over 20 times current levels, First Niagara’s stress testing revealed it would maintain a Tier 1 Common Capital ratio well above the anticipated regulatory level of 4.0%. These results included the impact of redeeming CPP proceeds and September’s expected Western Pennsylvania branch acquisition closing.
In addition, at least two analysts have recently published independent stress tests on First Niagara, leading them to draw equally favorable conclusions about the company’s very solid capital position.
“By any measure, we’re a clear winner and we pass with flying colors,” Koelmel said. “Even under credit-deterioration scenarios that are more extreme than those contemplated by the Fed’s SCAP, we believe First Niagara’s capital would remain well above regulatory guidelines and our ratios would remain very solid. Our internal stress test allows us to confidently reaffirm that we believe First Niagara has ample capital to drive profitable growth, organically and through acquisitions, and weather an even more severe economic storm, should it unfold.”

About First Niagara Financial Group
First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $9.6 billion and deposits of $6.2 billion. First Niagara Bank is a full-service, community-focused bank that provides financial services to individuals, families and businesses through 113 branches and four Regional Market Centers across Upstate New York. In April 2009, the company announced plans to add another 57 branches in Pittsburgh, Warren and Erie, Pa., additional deposits of $4.2 billion and additional loans of $839 million in an acquisition that is expected to close in September 2009. For more information, visit www.fnfg.com.
Forward-Looking Statements — This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.

First Niagara Officer Contacts
John R. Koelmel	President and Chief Executive Officer
Michael W. Harrington	Chief Financial Officer
Anthony M. Alessi	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 625-7528
leslie.garrity@fnfg.com